EXHIBIT 10.7

CONSULTING AGREEMENT

EMC2 CAPITAL, LLC.
JOB AIRE GROUP, INC.

This Consulting Agreement (the “Agreement”) is entered into as of October 12, 2023 (the “Effective Date”), by and between JOB AIRE GROUP, INC. (the “Company”) and EMC2 CAPITAL, LLC. (the “Consultant”). Company and Consultant are collectively referred to herein as the “Parties” and at times each is individually referred to as a “Party.” This Agreement replaces and supersedes any and all prior agreements between the Parties.

WHEREAS, Consultant possesses knowledge of, and experience in, providing corporate financing, reverse mergers, public markets, restructuring, turn-around, project management, financial and operational management services; and

WHEREAS, Company desires to obtain the benefit of the knowledge and experience of Consultant by retaining Consultant to advise Company, and Consultant desires to accept such position, for the Term and upon other conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SERVICES

1.1 Consulting Services. Consultant shall provide services to Company in connection with Company’s overall business. Consultant will provide Company with independent advice, work product regarding those items described in Exhibit A (the “Scope of Work”) and such other related responsibilities as Company may reasonably request in relation to the Scope of Work and this Agreement (collectively, the “Consulting Services”).

1.2 Board of Directors. Consultant shall become a board member of Company, Job Aire Group, Inc.

1.3 Time and Availability. Consultant shall have discretion in selecting the dates and times it performs the Consulting Services throughout the term of the agreement giving due regard to the needs of the Company’s business. Consultant shall use commercially reasonable efforts to perform the Consulting Services at times and places as are mutually convenient. Consultant shall not be required to relocate and will travel at Company’s expense, as needed, to perform the Consulting Services, when necessary.

1.4 Confidentiality. In order for Consultant to perform the Consulting Services, it may be necessary for Company to provide Consultant with Confidential Information (as defined below) regarding Company’s business and products. Company will rely heavily upon Consultant’s integrity and prudent judgment to use this information only in the best interests of the Company.

1.5 Standard of Conduct. In rendering the Consulting Services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. Consultant shall not use time, materials, or equipment of the Company without the consent of the Company.

1.6 Reporting. Consultant shall periodically provide Company with updates of its observations and conclusions regarding the Consulting Services. Upon the termination of this Agreement, Consultant shall, upon the request of Company, prepare a final report of Consultant’s activities.

2. RELATIONSHIP OF PARTIES

2.1 Independent Contractor. In performance of their respective duties under this Agreement, each of Consultant and Company are independent contractors. Consultant is not an employee of Company and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture or to otherwise create any liability for Consultant or Company with respect to any indebtedness, liabilities, or obligations of the other or of any other person or entity. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.2 Taxes. Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of Consultant’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Consultant or its employees. Consultant understands that it is responsible to pay, according to law, Consultant’s taxes.

2.3 Benefits. Consultant and Consultant’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company. No workers’ compensation insurance shall be obtained by Company covering Consultant or Consultant’s employees.

3. COMPENSATION FOR CONSULTING SERVICES

3.1 Compensation. Company shall pay to Consultant a fee of $100,000 for its services in facilitating and preparing the Company to go public, payable upon the Company going public. This compensation shall be paid upon closing in cash via wire transfer. Additionally, the Company will issue Consultant 5% of the equity of the Company.

3.2 Reimbursement. Company agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the Consulting Services. These expenditures include, but are not limited to, expenses related to travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls, and postal expenditures. To the extent Consultant is required to utilize air travel for any business-related activities and/or functions, Consultant will be afforded business class accommodations for any air travel that is scheduled to be of two or more hours in duration. Consultant shall provide to Company sufficient written detail and evidence of all out-of-pocket expenses. Pursuant to an invoice, expenses incurred by Consultant will be reimbursed by Company within ten (10) business days of receipt of Consultant’s written request for reimbursement.

4. TERM AND TERMINATION

4.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of twenty-four (24) months from such date, unless terminated earlier as provided in Section 4.2 hereof (the “Initial Term”). Upon the expiration of the Initial Term, the term of this Agreement shall be renewed and extended automatically for additional, consecutive periods of twelve (12) months each (each such period, a “Renewal Period”)(the Initial Term and each Renewal Period, collectively, the “Term” or “Consulting Period”), unless Consultant shall have given written notice to the Company or the Company shall have given written notice to Consultant at least sixty (60) days prior to the last day of the Term, as the case may be, of the Company’s or Consultant’s intention to terminate this Agreement.

4.2 Termination. In addition to its termination by the expiration of the Term of this Agreement as provided in Section 4.1, this Agreement may be terminated as follows:

(a) In the event that Consultant and Company mutually agree in writing to terminate this Agreement, this Agreement shall be terminated on the terms and date stipulated in such written agreement.

(b) Company may terminate this Agreement for Cause (as defined herein), after providing Consultant written notice of the reason. “Cause” means: (i) Consultant has breached the provisions of Article 5 or 6 of this Agreement in any respect and the breach continues for thirty (30) days following receipt of a notice from the Company; (ii) Consultant has committed fraud, misappropriation, or embezzlement in connection with Company’s business; (iii) Consultant has been convicted of a felony; or (iv) Consultant’s use of narcotics, liquor, or illicit drugs has a detrimental effect on the performance of responsibilities.

(c) In the event either party fails to discharge any of its material obligations hereunder, or commits a material breach of this Agreement, and such default or breach continues for a period of thirty (30) days after the other party has noticed the former party of such default or breach, this Agreement may then be terminated at the option of the non-breaching party by notice thereof to the breaching party.

(d) Either party may terminate this Agreement for any reason by providing the other party to this Agreement ninety (90) days’ prior written notice of termination.

4.3 Obligations upon Termination or Expiration. Upon expiration or termination of this Agreement, Consultant shall promptly return to Company all files, documentation, media, computer programs and any other related material owned by Company. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding Compensation under Section 3 and the provisions of Articles 5 and 6 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

5. CONFIDENTIAL INFORMATION

5.1 Obligation of Confidentiality. In performing the Consulting Services, Consultant may be exposed to and will be required to use certain Confidential Information (as hereinafter defined) of Company. Consultant agrees that they will maintain the confidentiality of such information and will not use or disclose such information to others without the written consent of the Company, except when such use or disclosure is required by binding order of a court of governmental agency, in which case Consultant shall notify and cooperate with Company in obtaining a protective order (or other assurance of confidential treatment) and in limiting the extent of confidential information disclosed.

5.2. Confidential Information. “Confidential Information” means information not generally known and proprietary to Company or to a third party for whom Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials, or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of Company, any confidential secret development or research work of Company, or any other confidential information or proprietary aspects of the business of Company. All information which Consultant acquires or becomes acquainted with during the Consulting Period which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by Company as being Confidential Information, shall be presumed to be Confidential Information.

6. CONFLICT OF INTEREST AND NON-SOLICITATION

6.1 Conflict of Interest. Company is aware that Consultant is involved in other business and that Consultant provides consulting services to other businesses. Consultant covenants and agrees not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the Scope of Work rendered for Company. Consultant warrants that to the best of its knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement.

6.2 Non-Solicitation. Consultant covenants and agrees that during Consulting Period, Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising, or any other basis, other than on behalf of Company, any employee of Company.

7. INDEMNIFICATION

7.1 Indemnification by Company. Company agrees to and does hereby indemnify Consultant and its directors, officers, shareholders, employees, and representatives against all claims, damages, losses, and expenses, including actual attorneys’ fees and expenses, arising out of (i) the breach of Company’s representations and warranties contained herein or any of Company’s obligations, covenants, agreements or warranties hereunder; or (ii) the willful misconduct or negligence of Company or any person employed or engaged by Company.

7.2 Indemnification by Consultant. Consultant agrees to and does hereby indemnify Company’s directors, officers, shareholders, employees, and representatives against all claims, damages, losses, and expenses, including actual attorneys’ fees and expenses, arising out of (i) the breach of Consultant’s representations and warranties contained herein or any of Consultant’s obligations, covenants, agreements or warranties hereunder; or (ii) the willful misconduct or negligence of Consultant or any person employed or engaged by Consultant.

8. GENERAL PROVISIONS

8.1 Notice.  Unless specifically otherwise provided, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing (which may be sent by e-mail, facsimile transmission, courier or hand delivery) to be effective and shall be deemed to have been given on the day actually delivered. Until changed by Notice pursuant hereto, the contact information for each party is as follows:

If to Company: JOB AIRE GROUP, INC. Attn: David Riggs 7592 N La Cholla Blvd Tucson, AZ 85741 Email: d.riggs@jobairegroup.us	If to Consultant: EMC2 CAPITAL, LLC. Attn: Barrett Evans 701 Anacapa Street, Suite C Santa Barbara, California 93101 Email: bevans@emc2capital.com

8.2 Entirety and Amendments. This Agreement represents the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties.  There are no unwritten oral agreements between the parties.  This Agreement may be amended only by an instrument in writing executed jointly by an authorized officer of each of Consultant and Company and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.  The terms and provisions of this Agreement shall control any conflict between the terms and provisions of this Agreement and the terms and provisions of any other agreement.

8.3 Waivers.  No course of dealing nor any failure or delay by either party, or its respective officers, directors, employees, representatives, or attorneys with respect to exercising any right or remedy available to it hereunder shall operate as any waiver thereof under this Agreement.  A waiver must be in writing and signed by the waiving party to be effective, and such waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

8.4 Assignment; Successors and Assigns.  The parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, this Agreement shall inure to the benefit of and be binding upon the successor to the Company’s business and assets.

8.5 No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity other than the parties and their respective successors and permitted assigns.

8.6 Survival.  All covenants, agreements, representations, and warranties made in this Agreement shall survive the Term of this Agreement and, to the extent expressly stated in certain paragraphs of this Agreement, the expiration of the initial term or the early termination of this Agreement.

8.7 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by such provision or by its severance. Furthermore, in lieu of such provision there shall be added automatically a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

8.8 Neutral Interpretation.  This Agreement shall be interpreted in accordance with the fair meaning of its language and to implement the intent of the parties. The provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement but shall be construed as if all parties prepared this Agreement, and any rules of construction to the contrary, without limitation.  The terms of this Agreement were negotiated at arm’s length by the parties hereto.

8.9 No Conflicts; Consents. The execution, delivery and performance by the parties of this Agreement do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the parties; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the parties and no consent, approval, waiver or authorization is required to be obtained by the parties from any person or entity.

8.10 Legal Representation. Each party been represented by legal counsel of its choice or has had the opportunity to be represented by legal counsel of its choice. Each party has carefully read and reviewed this Agreement, has had or has had the opportunity to have the provisions, and consequences thereof, fully explained by such party’s legal counsel, and is freely and voluntarily signing this Agreement.

8.11 Governing Law. The laws of Arizona shall govern this Agreement, without reference to its principles of conflict of laws.

8.12 Arbitration. In the event of any dispute regarding the meaning, instruction, or intent of this Agreement, or of any matter of performance, fact, law, background, circumstance, or other matter of any kind whatsoever relating to this Agreement, the parties stipulate and agree that such dispute shall be submitted to binding and final arbitration in Tucson, Arizona, or such other location as the parties may mutually agree in accordance with the rules of international arbitration of the American Arbitration Association (“AAA”) in effect at the time of this Agreement. One arbitrator agreed upon by the parties shall be appointed from a panel of arbitrators submitted to the parties by the AAA, or if the parties cannot agree upon one arbitrator from such panel, an arbitrator from the panel shall be appointed in accordance with the AAA’s rules. Such appointment shall be made within thirty (30) days after the election to arbitrate. Arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. Discovery shall be available to the parties subject to the approval and control of the arbitrator. The decision by the arbitrator shall be binding on all parties and may be entered in any court of competent jurisdiction for enforcement. Such a decision shall include the payment of all fees and costs of the prevailing party by the losing party. The determination of the “prevailing party” shall be made by the arbitrator. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the parties. In the event that any Party refuses to pay its share of arbitration fees, that Party agrees to the entry of a default judgment against it to be filed in the courts of Tucson, Arizona. The arbitrator(s) shall be required to follow applicable law. The arbitrator shall be required to follow applicable law. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

8.13 Attorneys’ Fees. In the event of a dispute or litigation as to any terms or conditions of this Agreement, or if a party brings an action or proceeding to enforce or declare any rights herein created, or to bring about or declare the termination, cancellation, or rescission of this Agreement, the prevailing party in such action or proceeding shall be entitled to receive from the other party fees and costs, including attorneys’ fees, as a court of competent jurisdiction may deem just and proper.

8.14 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and do not limit, amplify, or modify the terms of this Agreement.

8.15 Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

CONSULTANT		COMPANY
EMC2 CAPITAL, LLC.,		JOB AIRE GROUP, INC.

By:	/s/ Barrett Evans	By:	/s/ David Riggs
	Barrett Evans, Managing Director		David Riggs, President & CEO

EXHIBIT A

SCOPE OF WORK

Goal: To create a go public strategy for Job Aire Group Inc.

Measure of Success: A successful go public strategy requires patience, diligence and time. In this case, a set of metrics will be collectively established during the first thirty days in order to determine the efficacy of our plan on a weekly, monthly, and quarterly basis. This process will assist the Company and other senior executives in performing their responsibilities and will provide credibility for the Company’s ownership group by providing timely and accurate analysis of budgets, financial reports and trends.

Scope of Work: Consultant will work with the management of the Company to assess and advise on the direction of the Company with respect to strategy and capital structure. Consultant will provide a cohesive plan for the Company’s management and ownership group and will assist and/or participate in the implementation of certain elements of the plan on an as needed basis. Specifically, Consultant will:

Operations:

•	Identify, vet and conduct overall due diligence.
•	Advise on and participate in the search, evaluation and selection of a independent directors.
•	Assist in the development of financial models, forecasts and reports, and review of actual performance in relation to models so that the Company has a reasonable basis for its forecasts and guidance.
•	Advise on and assist in negotiating any contracts into which the Company may enter on an as needed basis.

Strategy:

•	Assist in the development of a long-range plan for the growth of the Company, including whether the Company should diversify, divest, etc.
•	Advise on and assist in the development of a investor strategy.

Capital Structure:

•	Assist in determining a financing plan for the Company on a go-forward basis.
•	Assist the Company to obtain appropriate funding for the go public strategy.

In addition, Consultant will perform such other reasonable services, from time to time, as may be requested by the CEO and other senior executives of the Company.

Note: all work done under this Agreement will be based on records and information provided by officers and employees of the Company who are familiar with the history and business issues underlying that information. The Consultant will use best efforts to ensure the reasonableness of all information but ultimate responsibility for the accuracy thereof remains with the Company.

Acknowleged and Agreed to by:

JOB AIRE GROUP, INC.

On behalf of himself and related entities.

By:	/s/ David Riggs
David Riggs, President & CEO

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